EXHIBIT 10.47

Deed Poll of Indemnification
Dated 25 August, 2010
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in this Deed Poll
(BPIII — Luxembourg)

THIS Deed Poll is made on 25 August, 2010
BY:
Reynolds Group Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Reynolds”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	It is anticipated that one or more entities within the Reynolds group of companies (comprising of the Closure Systems International group of companies, the SIG group of companies, the Reynolds Consumer Products group of companies and the Evergreen group of companies) will indirectly acquire the Reynolds Packaging group of companies (the “Packaging Group”), from Reynolds Packaging (NZ) Limited (the “Acquisition”).

B.	The Acquisition will be documented by a Sale and Purchase Agreement (“SPA”) by and among Beverage Packaging Holdings (Luxembourg) III S.à r.l., as “parent buyer”, Reynolds Group Holdings Inc., as “US subsidiary buyer”, Closure Systems International B.V., as “international subsidiarybuyer”, and Reynolds Packaging (NZ) Limited, as “seller”, together with certain related ancillary documents (the SPA, together with such related ancillary agreements, being the “Acquisition Documents”).

C.	Reynolds has agreed to provide an indemnity to the Indemnitees in respect of the Acquisition and Acquisition Documents as further described below.
It is the intention of Reynolds that this document be executed as a Deed Poll in favour and for the benefit of each Indemnitee.
THIS LETTER OF INDEMNIFICATION WITNESSES as follows:
1.	Definitions

“Indemnitee” means each person listed in the Schedule to this Deed Poll.

“Indemnitee Company” means, in relation to an Indemnitee, Beverage Packaging Holdings (Luxembourg) III S.à r.l., of which an Indemnitee is a director.

2.	Indemnification

Reynolds shall upon first demand indemnify each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of an Indemnitee Company in his or her capacity as a director of the Indemnitee Company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Acquisition and the Acquisition Documents.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Deed Poll, an Indemnitee shall not be entitled to indemnification under this Deed Poll:
(a)	to the extent that such indemnification is not permitted by applicable laws; or
(b)	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or
(c)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or
(d)	to the extent that payment has or will be made to the relevant Indemnitee by the Indemnitee Company or any affiliate of Reynolds otherwise than pursuant to this Deed Poll; or
(e)	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,
(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant Indemnitee Company; or
(iii)	such indemnification is provided by the Indemnitee Company, in its sole discretion, pursuant to the powers vested in the Indemnitee Company under applicable law.

4.	Indemnification Procedure

A.	Each Indemnitee shall give Reynolds notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Deed Poll. To obtain indemnification payments or advances under this Deed Poll, an Indemnitee shall submit to Reynolds a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Reynolds and reasonably available to the relevant Indemnitee. Reynolds shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

B.	There shall be no presumption in favour of indemnification. If there is a dispute between Reynolds and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of Reynolds to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all Reynolds and the relevant Indemnitee.

5.	Severability

If any provision or provisions of this Deed Poll shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Deed Poll and this Deed Poll shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law and jurisdiction

This Deed Poll shall be governed by and its provisions construed in accordance with New Zealand law.

7.	Amendments

No amendment or modification of this Deed Poll shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Deed Poll.

8.	Termination

This Deed Poll shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the later to occur of:
(a)	the relevant Indemnitee ceasing to serve as a director of the Indemnitee Company; and

(b)	the date on which all obligations of the Indemnity Company of which that Indemnitee is a director in respect of the Acquisition Documents are expired, terminated or released.

IN WITNESS of which this Deed Poll has been executed and has been delivered on the date stated at the beginning of this Deed Poll for the benefit and in favour of each Indemnitee.
Reynolds Group Holdings Limited

/s/ Gregory Cole
Name:	Gregory Cole
Director

/s/ [ILLEGIBLE]
Signature of witness

Secretary
Occupation

Auckland
City of Residence

Schedule
Indemnitee Company
•	Beverage Packaging Holdings (Luxembourg) III S.à r.l.
List of Indemnitees
•	Gregory Cole

•	Stewart Kam-Cheong

•	Olivier Dorier